UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2012

EASTERN AMERICAN NATURAL GAS TRUST

(Exact name of Registrant as specified in its charter)

Delaware	1-11748	36-7034603
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

The Bank of New York Mellon Trust Company, N.A., Trustee

Global Corporate Trust

919 Congress Avenue

Austin, Texas   78701

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (800) 852-1422

Not applicable

(Former name, former address and former fiscal year,

if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  Regulation FD Disclosure.

On November 5, 2012 Energy Corporation of America (“ECA”), which is the sponsor of Eastern American Natural Gas Trust (the “Trust”), delivered a notice of ECA’s exercise of its right of first refusal to purchase the Trust’s Royalty NPI on the terms set forth in the Purchase and Sale Agreement dated October 24, 2012 between the Trust, as seller, and Softvest, LP, as buyer (the “Softvest Agreement”).  ECA held the right of first refusal under the terms of the Amended and Restated Trust Agreement dated as of January 1, 1993 pursuant to which the Trust is governed.

As a consequence of ECA’s exercise of its right of first refusal, the Softvest Agreement has terminated in accordance with its terms.  In lieu of selling the Royalty NPI to Softvest, the Trust will sell the Royalty NPI to ECA for the purchase price determined by the Softvest Agreement which, based on the closing price of the NYMEX natural gas December 2012 contract on November 2, 2012, is $5,917,264.  The sale is expected to close in January 2013.  Net proceeds of the sale, after payment of expenses of the sale (including the fee payable to EnergyNet.com, Inc., which is expected to be $158,345) and any other expenses of the Trust, and subject to any reserves the Trustee may establish in connection with the termination of the Trust, are expected to be distributed as part of the final distribution from the Trust to unitholders of record as of the record date for the quarterly period ending March 31, 2013.

A copy of a press release issued by the Trust relating to the foregoing is attached as Exhibit 99.1.  The information herein and in the press release is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1        Press Release issued November 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Eastern American Natural Gas Trust

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Sarah Newell
Name:	Sarah Newell
Title:	Vice President

Date: November 5, 2012

Exhibit Index

Exhibit Number	Description

99.1	Press Release issued November 5, 2012